CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Hartford Funds Exchange-Traded Trust of our report dated September 24, 2024, relating to the financial statements and financial highlights, which appears in Hartford AAA CLO ETF, Hartford Schroders Commodity Strategy ETF, Hartford Core Bond ETF, Hartford Large Cap Growth ETF, Hartford Municipal Opportunities ETF, Hartford Quality Value ETF, Hartford Strategic Income ETF (formerly, Hartford Sustainable Income ETF), Hartford Schroders Tax-Aware Bond ETF and Hartford Total Return Bond ETF’s Annual Report on Form N-CSR for the year ended July 31, 2024. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 26, 2024